EXHIBIT 99.1

Westmoreland Reports
Year End 2009 Results

Colorado Springs, CO — March 11, 2010 — Westmoreland Coal Company (NYSE Amex:WLB) reported today a net loss applicable to common shareholders of $28.7 million ($2.88 per diluted share) for 2009 compared to a net loss of $49.9 million ($5.25 per diluted share) for 2008.
“We endured extraordinary circumstances during 2009 and successfully managed controllable expenses and liquidity” said Keith E. Alessi, Westmoreland’s President and CEO. “Unscheduled prolonged outages at two of our customers’ power plants, and then at our own, combined to put extraordinary downward pressure on our results. We navigated through these unprecedented challenges and remained focused on cost containment and conservation of cash. To support those objectives, we made significant progress in managing the high heritage costs that have plagued the company for many years. During the year, we successfully negotiated a modernized method to provide prescription drugs to our union retirees. We also froze the pension plan and eliminated postretirement medical benefits for our non-union workforce. These initiatives contributed to the $106.7 million reduction in associated liabilities at year end. We also successfully extended our WRI line of credit and increased our WRI term debt to significantly improve our overall liquidity. The resumption of business at the three aforementioned power plants combined with new terms on a major coal contract and the effects of our cost containment efforts should result in significantly improved results in 2010. I appreciate the tenacity that our people displayed under these difficult circumstances as well as their loyalty and support.”
Westmoreland’s 2009 net loss includes a $17.1 million non-cash income tax benefit resulting from other comprehensive income gains, $5.1 million of income from the favorable valuation of the conversion feature in the Company’s convertible notes, a $0.8 million gain related to the settlement of a heritage benefit claim, and $4.8 million of expense related to the anticipated settlement of a customer dispute.
The 2008 net loss includes $13.3 million in charges related to various debt financings, a $2.6 million expense for the settlement of two coal royalty claims, and $2.0 million in restructuring charges. These items were partly offset by the $0.9 million gain on the sale of the Company’s interest in the Ft. Lupton power project.
Excluding the $18.1 million of 2009 income and the $17.1 million of 2008 expense from the items discussed above, the 2009 net loss increased by $13.9 million. This increase in net loss was primarily driven by significant coal customer outages and planned and unplanned ROVA maintenance outages in the fourth quarter of 2009. These decreases were partially offset by income from the Company’s Indian Coal Tax Credit transactions as well as reductions in corporate and heritage costs resulting from cost control efforts.
The Company’s revenues in 2009 decreased to $443.4 million compared with $509.7 million in 2008. This decrease was also driven by coal customer outages and a $7.7 million decrease in power revenues due to the unplanned outage.

Coal Segment
The following table shows comparative coal revenues, operating income and sales volume for 2009 and 2008:

	Year Ended December 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$361,206	$419,806	$(58,600)	(14.0)%
Operating income	476	15,211	(14,735)	(96.9)%
Tons sold — millions of equivalent tons	24.3	29.3	(5.0)	(17.1)%
The Company’s coal revenues for 2009 decreased to $361.2 million, compared with $419.8 million in 2008. This decrease was driven by a 5.0 million decrease in tons sold as a result of the customer outages and the impact of legal claims on both 2008 and 2009 revenues. Additionally, due to unfavorable current economic and energy market conditions, the Company’s Absaloka and Jewett Mine deliveries decreased in 2009.
Coal segment operating income decreased to $0.5 million in 2009, compared to $15.2 million in 2008. Excluding the $4.8 million of expense related to the anticipated settlement of the reclamation claim, the $2.6 million coal royalty dispute settlement in 2008, and $0.2 million of restructuring charges also in 2008, coal segment operating income decreased by $12.7 million. Of this decrease, approximately $20.3 million was due to reduced tonnage sales as a result of the customer outages and unfavorable current economic and energy market conditions. This decrease was partially offset with approximately $7.6 million of earnings recognized from the Company’s Indian Coal Tax Credit monetization transaction.
Power Segment
The following table shows comparative power revenues, operating income and production for 2009 and 2008:

	Year Ended December 31,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$82,162	$89,890	$(7,728)	(8.6)%
Operating income	7,672	16,920	(9,248)	(54.7)%
Megawatt hours — thousands	1,486	1,641	(155)	(9.4)%
The Company’s power segment revenues for 2009 decreased to $82.2 million compared to $89.9 million in 2008. This decrease was primarily driven by decreased megawatt hours sold due to a planned major maintenance outage, which occurs every five years, and a significant unplanned outage, both of which occurred in the fourth quarter of 2009.
Power segment’s operating income decreased to $7.7 million in 2009 compared to $16.9 million in 2008. Excluding the gain on the sale of the Company’s interest in the Ft. Lupton power project of $0.9 million, power segment operating income decreased by $8.3 million. This decrease was primarily driven by the planned and unplanned outages in the fourth quarter and their related maintenance costs.

Heritage Segment
The Company’s 2009 heritage costs were $31.7 million compared to $35.5 million in 2008. Excluding the heritage legal claim settlement of $0.8 million in 2009, the heritage segment expenses decreased by $2.9 million. This decrease was primarily driven by favorable valuation changes triggered by the Company’s elimination of postretirement medical benefits for non-represented employees during 2009.
Corporate Segment
The Company’s corporate segment operating expenses totaled $8.1 million in 2009 compared to $12.7 million in 2008. Excluding the restructuring charge of $1.9 million in 2008, corporate segment operating expenses decreased by $2.7 million. This decrease was related to cost control efforts and a reduction in the Company’s stock compensation expense.
Other Income (Expense), Income Tax Expense and Discontinued Operations
The Company’s 2009 other expense decreased to $14.5 million compared with $31.6 million of expense in 2008. Excluding the $5.1 million income in 2009 for the conversion feature in the Company’s convertible notes and $13.3 million of 2008 charges related to various debt financings, other expense increased $1.3 million. This increase was primarily driven by a $1.9 million decrease in interest income.
The Company’s 2009 income tax benefit was $17.1 million compared with $0.9 million of income tax expense in 2008. This increase was driven by a $17.1 million non-cash income tax benefit resulting primarily from the impact of postretirement and pension liability reductions to other comprehensive income.
Cash Flow from Operations
Cash provided by operating activities decreased $25.8 million in 2009 compared to 2008 primarily as a result of the customer outages and additionally from 2009 cash outlays for the settlement of coal royalty disputes. In addition, cash receipts decreased in 2009 due to the scheduled decrease in the payments ROVA collects from its customers.
Cash used in investing activities increased $32.0 million in 2009 compared to 2008. This increase was primarily the result of 2008 cash inflows from reductions in restricted investments and bond collateral as a result of debt refinancings. In addition, the Company’s capital spending increased to $34.5 million in 2009 from $31.3 million in 2008.
Cash used in financing activities decreased by $8.2 million in 2009 compared to 2008 primarily as a result of the $5.3 million of debt issuance costs paid in 2008.
The Company’s working capital deficit at December 31, 2009, increased by $50.8 million to approximately $75.0 million compared to a $24.2 million deficit at December 31, 2008. The increase in the working capital deficit resulted from reduced cash and accounts receivable balances as a result of customer outages and unfavorable economic conditions. Additionally, the classification of $20.8 million of debt which matures after 2010 as current liabilities due to anticipated non-compliance with future covenants further increased the Company’s working capital deficit.

Liquidity
As a result of a decrease in the Company’s heritage costs and WRI’s renewed revolving line of credit and increase in its term debt, the Company anticipates that its cash from operations and available borrowing capacity will be sufficient to meet its cash requirements for the foreseeable future, although by a small margin. The Company’s projections assume a significant increase in tons delivered (following the customer shutdowns), an increase in power segment profits (following the Company’s ROVA maintenance shutdown in 2009), and the successful negotiation of WRI covenant waivers and the renewal of the associated revolving line of credit prior to its November 18, 2010 expiration. The Company does not currently expect to rely on proceeds from sales of assets or securities or other capital-raising transactions in order to satisfy its liquidity needs in 2010.
Conference Call
A conference call regarding Westmoreland Coal Company’s 2009 results will be held on Friday, March 12, 2010, at 9:00 a.m. Eastern Time. Call-in instructions are available on the Company’s web site and have been provided in a separate news release.
Additional Information
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, as well as the Company’s Form 10-K for the period ended December 31, 2009, as the Company received a going concern explanatory paragraph in its independent registered public accounting firm’s report.

Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make relating to the Company’s anticipation that its cash from operations and available borrowing capacity will be sufficient to meet its working capital and bonding requirements, planned capital expenditures and debt payments for the foreseeable future, that we do not currently expect to rely on proceeds from sales of assets or securities or other capital-raising transactions in order to satisfy our liquidity needs in 2010 and Mr. Alessi’s statement that “The resumption of business at the three aforementioned power plants combined with new coal contract terms on a major contract and the effects of our cost containment efforts should result in significantly improved results in 2010.”
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in the Company’s postretirement medical benefit and pension obligations;

•	inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;

•	the Company’s ability to maintain compliance with debt covenant and waiver agreement requirements or obtain waivers from its lenders in cases of non-compliance with its debt covenants;

•	the inability of the Company’s subsidiaries to pay dividends to them due to restrictions in its debt arrangements or reductions in planned coal deliveries;

•	the structure of ROVA’s contracts with its lenders, coal suppliers and the power purchaser, which could dramatically affect the overall profitability of ROVA;

•	the effect of prolonged maintenance or unplanned outages at the Company’s operations or those of its major power generating customers;

•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and

•	the other factors that are described in “Risk Factors” herein.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for them to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Keith Alessi (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Years Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)
Revenues	$443,368	$509,696	$504,217

Cost and expenses:
Cost of sales	373,070	409,795	400,346
Depreciation, depletion and amortization	44,254	41,387	38,123
Selling and administrative	40,612	40,513	44,813
Heritage health benefit expenses	28,074	33,452	27,589
Restructuring charges	—	2,009	4,523
Gain (loss) on sales of assets	191	(1,425)	(5,295)
Other operating income	(11,059)	—	—

	475,142	525,731	510,099

Operating loss	(31,774)	(16,035)	(5,882)
Other income (expense):
Interest expense	(23,733)	(23,130)	(24,638)
Interest expense attributable to beneficial conversion feature	—	(8,146)	—
Loss on extinguishment of debt	—	(5,178)	—
Interest income	3,218	5,125	8,152
Other income (loss)	5,991	(284)	243

	(14,524)	(31,613)	(16,243)

Loss from continuing operations before income taxes	(46,298)	(47,648)	(22,125)
Income tax (benefit) expense from continuing operations	(17,136)	919	(8,895)

Loss from continuing operations	(29,162)	(48,567)	(13,230)
Discontinued operations:
Income from discontinued operations	—	—	1,725

Net loss	(29,162)	(48,567)	(11,505)
Less net income (loss) attributable to noncontrolling interest	(1,817)	—	1,194

Net loss attributable to the Parent company	(27,345)	(48,567)	(12,699)
Less preferred stock dividend requirements	1,360	1,360	1,360

Net loss applicable to common shareholders	$(28,705)	$(49,927)	$(14,059)

Loss per share from continuing operations:
Basic and diluted	$(2.88)	$(5.25)	$(1.59)
Income per share from discontinued operations:
Basic and diluted	$—	$—	$0.19
Net loss per share applicable to common shareholders:
Basic and diluted	$(2.88)	$(5.25)	$(1.40)

Weighted average number of common shares outstanding Basic and diluted	9,967	9,512	9,166
See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	December 31,
	2009	2008
	(In thousands)
Cash Flow
Net cash provided by operating activities	$29,448	$55,245
Net cash used in investing activities	(38,597)	(6,588)
Net cash used in financing activities	(20,273)	(28,452)

	December 31,
	2009	2008
	(In thousands)
Balance Sheet Data
Total assets	$772,728	$812,967
Total liabilities	914,527	1,030,565
Shareholders’ deficit	(141,779)	(217,598)
Common shares outstanding	10,346	9,690